Exhibit 5.2

September 1, 2023

Ladies and Gentlemen:

We have acted as special counsel to A&A Auto Parts Stores, Inc., a Pennsylvania corporation (“A&A Auto Parts”), KAO Logistics, Inc., a Pennsylvania corporation (“KAO”) and Keystone Automotive Operations, Inc., a Pennsylvania corporation (“Keystone” and together with A&A Auto Parts and KAO, collectively, the “Guarantor Opinion Parties” and each, individually, a “Guarantor Opinion Party”), in connection with the registration by LKQ Corporation (the “Company”) and certain of its subsidiaries listed on Schedule A hereto (including the Guarantor Opinion Parties) (collectively, the “Subsidiary Guarantors”) under the Securities Act of 1933, as amended (the “Act”), of the guarantees by such Subsidiary Guarantors (the “Guarantees”) of (i) up to $800,000,000 aggregate principal amount of the 5.750% Senior Notes due 2028 (the “2028 Exchange Notes”) and up to $600,000,000 aggregate principal amount of the 6.250% Senior Notes due 2033 (the “2033 Exchange Notes” and, together with the 2028 Exchange Notes, the “Exchange Notes”) issued by the Company and guaranteed by the Subsidiary Guarantors, pursuant to the registration statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement hereinafter referred to as the “Registration Statement”). Capitalized terms used but not otherwise defined herein that are defined in the Registration Statement shall have the meanings given to them in the Registration Statement.
In rendering the opinions expressed in this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
(a) the Certificates of Organization and the bylaws of each Guarantor Opinion Party (collectively, the “Charter Documents”);
(b) resolutions of the Board of Directors of each Guarantor Opinion Party authorizing the actions to be taken by the Guarantor Opinion Parties in connection with the transactions contemplated by the Indenture dated as of May 24, 2023 (the “Indenture”) among the Company, the Initial Guarantors identified therein, and U.S. Bank Trust Company, National Association, as trustee and as paying agent, transfer agent and registrar, relating to the Notes and the Guarantees;
(c) subsistence certificates issued by the Secretary of the Commonwealth of Pennsylvania dated August 21, 2023 with respect to each Guarantor Opinion Party (the “Subsistence Certificates”); and
(d) the Indenture.

One Liberty Place 1650 Market Street Suite 2800 Philadelphia, PA 19103 215.665.2000 800.523.2900 215.665.2013 Fax cozen.com

The documents listed in (a) through (c) above are hereinafter referred to as the “Organizational Documents” and each, an “Organizational Document.”
Based on and subject to the foregoing, and subject to the exceptions, qualifications and assumptions set forth below, we are of the opinion that:
1.Each Guarantor Opinion Party is a corporation validly existing and subsisting under the laws of the Commonwealth of Pennsylvania.
2.Each Guarantor Opinion Party has the corporate power to provide the Guarantees and to perform its obligations under the Indenture.
3.Each Guarantor Opinion Party has duly authorized, executed and delivered the Guarantees and the Indenture.
The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:
a.In rendering the opinion concerning the subsistence of the Guarantor Opinion Parties set forth in Paragraph 1 above, we have relied solely on the Subsistence Certificates.
b.We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have also assumed that each natural person who has executed the Guarantees, the Indenture and/or any instrument, document or agreement related thereto, on behalf of each Guarantor Opinion Party, is legally competent to do so.
c.We have relied as to certain matters on information obtained from public officials, officers of the Company and the Subsidiary Guarantors, and other sources believed by us to be responsible.
This opinion is limited to the matters expressly stated herein. No implied opinions are to be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is expressed as of the date hereof. We do not assume any obligation to update or supplement this opinion to reflect, or otherwise advise you of, any facts or circumstances which may hereafter come to our attention or any changes in facts, circumstances or law which may hereafter occur.
We are members of the bar of the Commonwealth of Pennsylvania. We do not express any opinion herein on any laws other than the law of the Commonwealth of Pennsylvania.
We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Sincerely,

/s/ Cozen O’Connor

COZEN O'CONNOR

Schedule A
Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Incorporation or Formation
A&A Auto Parts Stores, Inc.	Pennsylvania
American Recycling International, Inc.	California
Assured Quality Testing Services, LLC	Delaware
Automotive Calibration & Technology Services, LLC	Delaware
DriverFx.com, Inc.	Delaware
Global Powertrain Systems, LLC	Delaware
KAIR IL, LLC	Illinois
KAO Logistics, Inc.	Pennsylvania
KAO Warehouse, Inc.	Delaware
Keystone Automotive Industries, Inc.	California
Keystone Automotive Operations, Inc.	Pennsylvania
Keystone Automotive Operations of Canada, Inc.	Delaware
KPGW Canadian Holdco, LLC	Delaware
LKQ Auto Parts of Central California, Inc.	California
LKQ Best Automotive Corp.	Delaware
LKQ Central, Inc.	Delaware
LKQ Foster Auto Parts, Inc.	Oregon
LKQ Investments, Inc.	Delaware
LKQ Lakenor Auto & Truck Salvage, Inc.	California
LKQ Midwest, Inc.	Delaware
LKQ Northeast, Inc.	Delaware
LKQ Pick Your Part Central, LLC	Delaware
LKQ Pick Your Part Midwest, LLC	Delaware
LKQ Pick Your Part Southeast, LLC	Delaware
LKQ Southeast, Inc.	Delaware
LKQ Taiwan Holding Company	Illinois
LKQ Trading Company	Delaware
North American ATK Corporation	California
Pick-Your-Part Auto Wrecking	California
Potomac German Auto, Inc.	Maryland
Redding Auto Center, Inc.	California
Warn Industries, Inc.	Delaware